Morgan Stanley ETF-MAP Index

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-178081
September 18, 2012

The Morgan Stanley ETF-MAP Index (the "Index") is a rules-based quantitative strategy (the "Index Methodology") which uses modern portfolio theory principles and the related concept of efficient frontier to attempt to maximize returns for a given level of risk. The Index components consist of U.S.-listed ETFs representing U.S. and non-U.S. equities, fixed income securities, commodities and cash (the "Index Components"). The level of the Index is determined by the weighted return of the optimized portfolio of Index Components (the "Asset
Portfolio") reduced, because this is an excess return index, by the return on an equivalent cash investment receiving the Federal Funds rate.

At each Monthly Rebalancing the Index Methodology determines the optimal weightings of each component in the Asset Portfolio by analyzing historical returns and volatility for each Index Component and the historical correlation between each pair of components. In particular, the Index Methodology seeks to determine the Asset Portfolio that had the maximum historical return with 5%
annualized volatility over the prior 60-business day period. The exposure of the
Index to each market sector and the weighting of each Index Component are subject to limits outlined below.

In addition, there is a Daily Allocation, based on a 5% volatility target (the
"Volatility Target"), between the Asset Portfolio and cash. Accordingly, the exposure to the Asset Portfolio will be monitored and adjusted so that it generally equals the Volatility Target divided by the realized volatility of the
Asset Portfolio.

A servicing cost of 0.50% per annum, calculated on a daily basis, and rebalancing costs of 0.03% per rebalance are deducted when calculating the Index performance. The rebalancing costs will apply to all Monthly Rebalancings and
Daily Allocations, but only to the non-cash portion of the Asset Portfolio actually rebalanced.

ETF-MAP stands for "Exchange Traded Fund -- Multi-Asset Portfolio"

HISTORICAL ASSET ALLOCATION: PREVIOUS 12 MONTHS
[GRAPHIC OMITTED]

CHANGE IN INDEX LEVEL (SIMULATED AND ACTUAL RETURNS)
[GRAPHIC OMITTED]
* Returns from January 2, 2003 to March 11, 2012 are simulated.

   INDEX ANNUAL RETURNS    1/2/2003-8/31/2012* 2003  2004 2005 2006  2007 2008  2009 2010  2011  2012(2)
    (SIMULATED AND ACTUAL)
Returns                         8.7%           21.3% 9.7% 3.2% 14.5% 8.6% -3.0% 4.7% 14.1% 11.6% 2.0%
Volatility (annualized)         5.6%           5.9%  5.6% 5.8% 5.3%  6.1%  5.6% 5.1% 5.6%  6.0%  5.1%
Returns/Volatility              1.55           3.62  1.73 0.56 2.71  1.40 -0.53 0.92 2.51  1.94  N/A

1 Includes simulated returns from January 2, 2003 to March 11, 2012 and actual returns from March 12, 2012 onward. All returns except year-to-date 2012 returns are annualized.
2 Year-to-date 2012 returns are not annualized (as of Aug 31, 2012).

NOTE ON SIMULATED RETURNS: Back-testing and other statistical analyses provided herein use simulated analysis and hypothetical circumstances to estimate how the
Index may have performed between January 2, 2003 and March 11, 2012, prior to its actual existence. The results of such back-testing should not be considered indicative of actual results of an investment in the Index. Morgan Stanley provides no assurance or guarantee that securities linked to the Index will operate or would have operated in a manner consistent with these materials. The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations. Alternative simulations, models or assumptions might produce significantly different results and prove to be more appropriate. Actual results will vary, perhaps materially, from the simulated returns presented in this free writing prospectus. Because certain ETFs included in the Index Components existed for only a portion of the back-tested period, substitute data has been used for portions of the simulation. Wherever data for one or more ETFs did not exist, the simulation has included the value of each ETF's benchmark index less the relevant current expense ratio. The purpose of this data substitution is to replicate as nearly as possible the returns that would have been expected had the ETF existed and tracked its relevant benchmark index.

INDEX FACTS
----------------- ------------------------ ---------------------- ------------------
Bloomberg ticker  MSUSMA5E                 Index type             Excess Return
----------------- ------------------------ ---------------------- ------------------
RIC               No                       Weighting              Periodic Rebalance
----------------- ------------------------ ---------------------- ------------------
Currency          USD                      Rebalancing Frequency  Monthly
----------------- ------------------------ ---------------------- ------------------
Calculation Agent Morgan Stanley and Co. LLC Number of Constituents 19
----------------- ------------------------ ---------------------- ------------------
Index Sponsor     Morgan Stanley and Co. LLC Index Live Date        March 12, 2012
----------------- ------------------------ ---------------------- ------------------

VOLATILITY: ROLLING 12 MONTH (SIMULATED AND ACTUAL)

MONTHLY RETURNS (SIMULATED AND ACTUAL)

              Index
Aug-12       -2.1%
Jul-12        2.6%
Jun-12        0.3%
May-12       -0.6%
Apr-12       -0.1%
Mar-12       -0.7%
Feb-12        0.9%
Jan-12        1.8%
Dec-11        2.0%
Nov-11        0.6%
Oct-11        1.2%
Sep-11       -1.2%

Source: Morgan Stanley. Returns from January 2, 2003 to March 11, 2012 are simulated.

CURRENT INDEX COMPONENTS and DIFFERENCE FROM REBALANCE

                                                                                                Current     Previous
Sector and Maximum Weight   Index Component (Bloomberg Ticker)                                 Allocation* Allocation** Change
Cash 100%                   Federal Funds Effective Rate (FEDL01 Index)                         0.16%       0.04%       0.12%
Foreign Equity 50%          iShares MSCI EAFE Index Fund (EFA UP Equity)                        0.00%       0.00%       0.00%
                            iShares MSCI Brazil Index Fund (EWZ UP Equity)                      0.00%       0.00%       0.00%
                            iShares FTSE China 25 Index Fund (FXI UP Equity)                    0.00%       0.00%       0.00%
                            Market Vectors Russia ETF (RSX UP Equity)                           0.00%       0.00%       0.00%
                            WisdomTree India Earnings Fund (EPI UP Equity)                      0.00%       0.00%       0.00%
                            iShares MSCI South Korea Index Fund (EWY UP Equity)                 0.00%       0.00%       0.00%
                            iShares MSCI Taiwan Index Fund (EWT UP Equity)                      0.00%       0.00%       0.00%
US Equity 30%               SPDR SandP MidCap 400 ETF Trust (MDY UP Equity)                     0.00%       0.00%       0.00%
                            iShares Russell 2000 Index Fund (IWM UP Equity)                     0.00%       0.00%       0.00%
                            iShares SandP 100 Index Fund (OEF UP Equity)                       29.95%       5.00%      24.95%
Bonds 75%                   iShares Barclays 20+ Year Treasury Bond Fund (TLT UP Equity)        0.00%      49.98%     -49.98%
                            iShares iBOXX High Yield Corporate Bond Fund (HYG UP Equity)        0.00%      19.09%     -19.09%
                            iShares iBOXX Investment Grade Corporate Bond Fund (LQD UP Equity) 25.78%       0.00%      25.78%
                            iShares JP Morgan USD Emerging Markets Bond Fund (EMB UP Equity)   19.97%       5.90%      14.07%
Alternative Investments 50% SPDR Gold Trust (GLD UP Equity)                                     0.00%       0.00%       0.00%
                            Market Vectors Agribusiness ETF (MOO UP Equity)                     0.00%       0.00%       0.00%
                            PowerShares DB Commodity Index Tracking Fund (DBC UP Equity)       12.13%       0.00%      12.13%
                            iShares Dow Jones U.S. Real Estate Index Fund (IYR UP Equity)      12.01%      19.99%      -7.98%

* As of Current Allocation on August 20, 2012, the effective weights are subject to future adjustment based on daily volatility control. Source: Morgan Stanley
** Allocation as of previous month on July 19, 2012 Calculation based on simulated performance is purely hypothetical and may not be an accurate or meaningful comparison. Past performance (actual or simulated) is not necessarily indicative of future results.

Any investment in a security linked to the Index involves risks not associated with ordinary debt securities and investors should read this document together with the fuller description of the Index, including the risks beginning on page 9, which can be accessed via the hyperlink below, as well as the pricing supplement describing the terms of that security.

Free Writing Prospectus dated September 18, 2012

Morgan Stanley has filed a registration statement (including a prospectus), and will file a pricing supplement, with the SEC for any offering to which this communication relates. Before you invest in any offering, you should read the prospectus in that registration statement, the applicable pricing supplement, and other document Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and that offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Morgan Stanley will arrange to send you the prospectus if you request by calling toll free 1-800-584-6837, or you may request a copy from any other dealer participating in the offering.

This material was prepared by sales, trading or other non-research personnel of Morgan Stanley. This material was not produced by a Morgan Stanley research analyst. Unless otherwise indicated, these views may differ from those of the Morgan Stanley fixed income or equity research department or others in the firm.

The Morgan Stanley ETF-MAP principles and methodology described herein may not work in every circumstance. The measures and factors considered in the Morgan Stanley ETF-MAP analysis are not necessarily correlated with financial or market performance of the constituent companies and may fail to highlight negative information or data that could adversely affect the Morgan Stanley ETF-MAP Index performance or an investment related to the Morgan Stanley ETF-MAP Index. In addition, the Morgan Stanley ETF-MAP principles are subject to change and may not always achieve their intended results.

Investments and services are offering through Morgan Stanley & Co. LLC, member SIPC.
Copyright © by Morgan Stanley 2012, all rights reserved.